JULY 8, 1998

SUPPLEMENT TO THE PROSPECTUS OF PDC 2000 DRILLING PROGRAM DATED JUNE 19, 1998.

THE AVERAGE ANNUAL RATE OF RETURN FOR PURPOSES OF THE PREFERRED SHARING ARRANGEMENT AS DESCRIBED IN "PARTICIPATION IN COSTS AND REVENUES" IN THE SUMMARY, IN "PARTICIPATION IN COSTS AND REVENUES - PROFITS AND LOSSES; CASH DISTRIBUTIONS - REVISION TO SHARING ARRANGEMENTS" IN THE PROSPECTUS BODY, AND IN SECTION 4.02(b)(ii) OF THE PARTNERSHIP AGREEMENT IS AMENDED TO READ AS
FOLLOWS:

      "AVERAGE ANNUAL RATE OF RETURN FOR PURPOSES OF THIS PREFERRED SHARING ARRANGEMENT SHALL BE DEFINED AS (1) THE SUM OF CASH DISTRIBUTIONS AND ESTIMATED INITIAL TAX SAVINGS OF 25% OF INVESTOR SUBSCRIPTIONS, REALIZED FOR A $10,000 INVESTMENT IN THE PARTNERSHIP, DIVIDED BY (2) $10,000 MULTIPLIED BY THE NUMBER OF YEARS (LESS SIX MONTHS) WHICH HAVE ELAPSED SINCE THE CLOSING OF THE PARTNERSHIP."

THE INFORMATION PRESENTED UNDER THE FOLLOWING CAPTIONS "SUMMARY -- PARTICIPATION IN COSTS AND REVENUES" ON PAGE 5, "PARTICIPATION IN COSTS AND REVENUES -- REVISION TO SHARING ARRANGEMENTS" ON PAGE 28, AND "PARTICIPATION IN COSTS AND REVENUES -- CASH DISTRIBUTION POLICY" ON PAGE 32 DISCUSSES THE PROGRAM'S REVISED SHARING ARRANGEMENT POLICY. THE FOLLOWING PARAGRAPH IS PRESENTED AS AN ADDED PRECAUTION TO INVESTORS IN THE PARTNERSHIP:

      "THE ABOVE-REFERENCED REVISED SHARING ARRANGEMENT POLICY IS NOT, AND SHOULD NOT BE CONSIDERED BY ANY INVESTOR PARTNER TO BE, ANY FORM OF GUARANTEE OR ASSURANCE OF A RATE OF RETURN ON AN INVESTMENT IN THE PARTNERSHIP. THE POLICY IS THE RESULT OF A CONTRACTUAL AGREEMENT BY THE MANAGING GENERAL PARTNER AS SET FORTH IN SECTION 4.02 OF THE PARTNERSHIP AGREEMENT. THERE IS NO GUARANTEE OR ASSURANCE WHATSOEVER THAT THE PARTNERSHIP WILL DRILL COMMERCIALLY SUCCESSFUL GAS WELLS OR THAT THE CASH DISTRIBUTIONS TO THE PARTNERS, INCLUDING ANY CASH DISTRIBUTIONS PURSUANT TO THE POLICY, WILL ACHIEVE A 12.8% RATE OF RETURN."